AMENDED AND RESTATED ADMINISTRATION AGREEMENT

                           BETWEEN CONSECO FUND GROUP

                                       AND

                              CONSECO SERVICES LLC


      THIS ADMINISTRATION AGREEMENT is entered into as of this 2nd day of January, 1997, by and between Conseco Fund Group (the "Trust"), a Massachusetts business trust having its principal office and place of business at 11825 N. Pennsylvania St., Carmel, Indiana, and Conseco Services LLC (the "Administrator"), an Indiana limited liability company having its principal office and place of business at 11815 N. Pennsylvania St., Carmel, Indiana, and is amended as of December 31, 1997.

                                   WITNESSETH:

      WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified management investment company;

      WHEREAS, the Trust has established several separate series of shares, each of which represents a separate portfolio of investments, and may establish additional series of shares (each series now or hereafter listed on Schedule A hereto, as such schedule may be amended from time to time, shall be referred to herein as a "Fund"); and

      WHEREAS, the Trust desires to retain the administrator to provide administrative services to each Fund, and the Administrator is willing to provide said services directly or through other entities;

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties mutually agree as follows:


 1.   Employment; Duties Of The Administrator
      ---------------------------------------

 1.1 The Trust hereby employs the Administrator as administrator of each Fund, and the Administrator agrees to provide the services set forth herein in return for the compensation under Paragraph 2.

 1.2 Subject to the supervision and direction of the Board of Trustees of the Trust (the "Trustees"), the Administrator shall supervise each Fund's business and affairs and shall provide the services required for the effective administration of each Fund to the extent not otherwise provided by employees, agents or contractors of the Trust. These services shall include: (i) furnishing, without cost to each Fund, such office space,

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      equipment,  facilities  and  personnel  as needed in  connection  with the
      Fund's operations, (ii) supervising the preparation and filing of all documents required for compliance by each Fund with the federal and state securities laws, (iii) monitoring and reporting on compliance by each Fund with its investment policies and restrictions, (iv) furnishing clerical and bookkeeping services as needed by each Fund in connection with its
      operation   (including   establishing    appropriate   expense   accruals,
      maintaining  expense  files and  coordinating  payment of  invoices),  (v)
      maintaining the books and records required by the 1940 Act, (vi) fund accounting, (vii) assisting in the preparation and distribution of annual and other reports to shareholders of each Fund, (viii) monitoring and reporting on compliance with NASD rules, (ix) monitoring and reporting on
      compliance   with   applicable   Internal   Revenue  Code  provisions  and
      regulations, (x) supervising the preparation and filing of any federal, state and local income tax returns, (xi) preparing for meetings of the Trustees and shareholders, (xii) permitting its directors, officers and employees to serve, without compensation from the Trust or each Fund, as Trustees or officers of the Trust, (xiii) overseeing the determination and publication of each Fund's net asset value per share in accordance with the Fund's policies, and (xiv) overseeing relations with, and the performance of, agents engaged by the Trust, such as its transfer agent, custodian, independent accountants and legal counsel. Nothing contained herein shall be deemed to relieve or deprive the Trustees of their responsibility for and control of the conduct of the affairs of the Trust or the Funds.

 1.3 The administrative services provided hereunder will exclude (i) portfolio custodial services provided by the Trust's custodian, (ii) transfer agency services provided by the Trust's transfer agent, (iii) distribution services provided by the distributor of the Trust's shares, Conseco Equity Sales, Inc., and (iv) any administrative services provided by the Trust's investment adviser pursuant to its investment advisory agreements with the Trust.

 2.   Administration Fees
      -------------------

 2.1 As compensation for the services rendered and the expenses assumed by the Administrator pursuant to this Agreement, each Fund shall pay the Administrator a fee computed at the annual rate set forth on Schedule A, as such schedule may be amended from time to time.

 2.2 The administration fee shall be accrued daily by each Fund and paid to the Administrator at the end of each calendar month. In the case this Agreement becomes effective or terminates with respect to any Fund before the end of any month, the administration fee for that month shall be calculated on the basis of the number of business days during which it is in effect for that month.

 3.   Expenses
      --------

      Each Fund shall bear all expenses of its operation (including its proportionate share of the general expenses of the Trust) not specifically assumed by the Administrator. Expenses borne by each Fund shall include, but are not limited to, (i) organizational and offering expenses of the Fund and expenses incurred in connection with the issuance of shares of the Fund; (ii) fees of the Trust's custodian and transfer agent; (iii) expenditures in connection with meetings of shareholders and Trustees,

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      other than those called  solely to  accommodate  the  Administrator;  (iv)
      compensation and expenses of Trustees who are not interested persons of the Trust or the Administrator ("Disinterested Trustees"); (v) the costs of any liability, uncollectible items of deposit and other insurance or fidelity bond; (vi) the cost of preparing, printing, and distributing prospectuses and statements of additional information, any supplements thereto, proxy statements, and reports for existing shareholders; (vii) legal, auditing, and accounting fees; (viii) trade association dues; (ix) filing fees and expenses of registering and maintaining registration of shares of the Fund under applicable federal and state securities laws; (x) brokerage commissions; (xi) taxes and governmental fees; and (xii) extraordinary and non-recurring expenses.

 4.   Representations And Warranties Of The Administrator And The Trust
      -----------------------------------------------------------------

 4.1  The Administrator represents and warrants to the Trust that:

      (a) It is a limited liability company duly organized and existing, in good standing, under the laws of the State of Indiana.

      (b) It is duly qualified to carry on its business in the State of Indiana.

      (c) It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

      (d) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      (e) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

 4.2   The Trust represents and warrants to the Administrator that:


      (a) It is a business trust duly organized and existing, in good standing, under the laws of the Commonwealth of Massachusetts.

      (b) It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into and perform this Agreement.

      (c) All corporate proceedings required by said Agreement and Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

       (d) A registration statement under the Securities Act of 1933, as amended, and the 1940 Act is currently effective and will remain effective, and appropriate securities filings have been made and will continue to be made, with respect to all shares of the Funds being offered for sale.

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



 5.   Confidentiality
      ---------------

      Subject to the duty of the Trust or the Administrator to comply with applicable law, each party agrees, on its own behalf and on behalf of its employees, agents and contractors, to treat as confidential all information with respect to the other party received pursuant to this Agreement.

 6.   Delegation Of Duties
      --------------------

      The Administrator may delegate to a sub-administrator the performance of any or all of its duties hereunder with respect to one or more Funds. The Administrator shall be responsible to the Trust and the Funds for the acts and omissions of any sub-administrator to the same extent as it is for its own acts and omissions. The Administrator shall compensate any sub-administrator retained pursuant to this Agreement out of the fees it receives pursuant to Paragraph 2 above.

 7.   Liability
      ---------

 7.1 The Administrator and its officers, directors or employees shall not be liable for, and each Fund shall indemnify and hold the Administrator harmless from, any and all losses, damages, or expenses resulting from any action taken or omitted to be taken by the Administrator hereunder, except a loss, damage or expense resulting from willful misfeasance, bad faith or negligence of the Administrator or that of its officers, directors or employees or the reckless disregard by the Administrator or its officers, directors or employees of obligations and duties hereunder. Nothing herein shall in any way constitute a waiver or limitation of any rights which may exist under any federal securities laws.

 7.2 A copy of the Trust's Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees as Trustees and not individually. The Administrator acknowledges and agrees that the obligations of a Fund hereunder are not binding upon any of the Trustees or shareholders of the Fund personally but are binding only upon the assets and property of that Fund and no other.

 8.   Fund Records
      ------------

      In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains on behalf of the Trust are the property of the Trust, will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act, and will be surrendered promptly to the Trust upon request.

 9.   Additional Funds
      ----------------

      In the event that the Trust establishes one or more series of shares with respect to which it desires to have the Administrator render services under this Agreement, it shall so notify the Administrator in writing. If the Administrator agrees in writing to provide said services, such series

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




      of shares shall become a Fund hereunder upon execution of a new Schedule A and approved by the Trustees.

 10.  Term Of Agreement
      -----------------

      This Agreement, as amended, shall become effective on the date above written and shall continue in effect for two years from such date unless sooner terminated as hereinafter provided. Thereafter, this Agreement shall continue in effect with respect to each Fund from year to year so long as such continuation is approved at least annually for each Fund by
      (i) the Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Disinterested Trustees, with such vote being cast in person at a meeting called for the purpose of voting on such approval.

 11.  Termination
      -----------

      This Agreement may be terminated by either party upon sixty (60) days' prior written notice to the other. Termination of this Agreement with respect to one Fund shall not affect the continued effectiveness of this Agreement with respect to any other Fund.

 12.  Amendment
      ---------

      This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by the Trustees.

 13.   Assignment
       ----------

      Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

 14.  Applicable Law
      --------------

      This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Indiana, except insofar as the 1940 Act may be controlling.

 15.  DEFINITIONS
     ------------

      As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons," and "assignment" shall have the meaning as set forth in the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.


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



 16.  Severability
      ------------

      The provisions of this Agreement shall be considered severable and if any provision of this Agreement is deemed to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect any other provision of this Agreement which is valid.

 17.  Merger Of Agreement
      -------------------

      This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

 18.  Counterparts
      ------------

      This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers on the day and year first above written.


                                        CONSECO FUND GROUP

 ATTEST:                                By: /s/ Gregory J. Hahn
                                            ------------------------------
/s/ William P. Latimer                      Gregory J. Hahn
------------------------------              Vice President
William P. Latimer


                                        CONSECO SERVICES LLC



ATTEST:                                 By: /s/ Thomas J. Killen
                                          --------------------------------
                                                Thomas J. Killen
                                                President


/s/ Karl W. Kindig
------------------------------
Karl W. Kindig

                               CONSECO FUND GROUP
                  AMENDED AND RESTATED ADMINISTRATION AGREEMENT


                                   SCHEDULE A

                   SERIES                        ANNUAL FEE
                   ------                        ----------


            Conseco Equity Fund                       .20%
            Conseco Asset Allocation Fund             .20%
            Conseco Fixed Income Fund                 .20%
            Conseco 20 Fund                           .20%
            Conseco High Yield Fund                   .20%
            Conseco International Fund                .75%